EXHIBIT (21)--SUBSIDIARIES OF THE REGISTRANT
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                                                       State of
                  Name                              Incorporation
                  ----                              -------------

         People's Trust Company                        Indiana

         Union Bank and Trust Company of Indiana       Indiana

         Regional Federal Savings Bank                 Indiana

         Kentucky United Bancorp, Inc.                 Kentucky

         IUB Capital Trust                             Delaware

         IUB Illinois Holdings, Inc.                   Indiana

         IUB Reinsurance Company, Ltd.                 Turks and Caicos

         The Insurance Group, Inc.                     Indiana

         People's Investment Company, Ltd.             Bermuda

         Union Investment Company, Ltd.                Bermuda